UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 26, 2019

LILIS ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-35330	74-3231613
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1800 Bering, Suite 510
Houston, Texas 77057
(Address of principal executive office, including zip code)

(817) 585-9001
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicated by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act [ ]

Securities registered pursuant to Section 12(b) of the Act

Title of each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	LLEX	NYSE American

Item 1.01    Entry into a Material Definitive Agreement.

On July 26, 2019, Lilis Energy, Inc. (the “Company”) entered into a Third Amendment (the “Third Amendment”) to its existing senior secured revolving credit agreement, dated as of October 10, 2018 (the “Revolving Credit Agreement”), by and among the Company, as borrower, certain subsidiaries of the Company, as guarantors (the “Guarantors”), BMO Harris Bank, N.A., as administrative agent, and the lenders party thereto.

Among other matters, the Third Amendment provided for the July 1, 2019 scheduled redetermination of the borrowing base under the Revolving Credit Agreement, which became effective on July 31, 2019, in connection with the consummation of certain asset sales (the "Asset Sales") and the use of the net proceeds therefrom as required by the Third Amendment. As so redetermined, the borrowing base is $115 million until the next redetermination date, reflecting a decrease of $10 million from the previously in effect borrowing base of $125 million. The Third Amendment required the Company to use the net cash proceeds of the Asset Sales to reduce outstanding borrowings under the Revolving Credit Agreement to $105 million or less and to pay certain payables and ordinary course expenses of the Company and the Guarantors. The material terms of the Asset Sales will be disclosed on a separate Current Report on Form 8-K to be filed in the near future, resulting in proceeds of $39 million to the Company.

As previously disclosed, the Revolving Credit Agreement contains a leverage ratio covenant requiring that, as of the last day of each fiscal quarter commencing with the quarter ended December 31, 2018, the Company’s ratio of Total Debt (as defined in the Revolving Credit Agreement) as of that day to EBITDAX (as defined in the Revolving Credit Agreement) for the four fiscal quarters then ended be not greater than 4.00 to 1.00. The Credit Agreement also contains a current ratio covenant requiring that, as of the last day of each fiscal quarter commencing with the quarter ended December 31, 2018, the Company’s ratio of Current Assets (as defined in the Revolving Credit Agreement) as of such day to Current Liabilities (as defined in the Revolving Credit Agreement) as of such day be not be less than 1.00 to 1.00.

The Third Amendment amended the Revolving Credit Agreement to provide that EBITDAX, Total Debt and Current Liabilities as of and for the period ended June 30, 2019, shall be calculated after giving pro forma effect to the Asset Sales and the use of the proceeds therefrom as contemplated by the Third Amendment. The Third Amendment also amended the current ratio covenant to provide that, subject to the consummation of the Asset Sales and the required use of the proceeds therefrom, (a) the Company’s ratio of Current Assets to Current Liabilities as of September 30, 2019 may not be less than 0.85 to 1.00, rather than 1.00 to 1.00 as required for other future measurement dates and (b) the current portion of the Company’s capital expenditure obligations under the Asset Sales with respect to certain wells will be excluded from the calculation of Current Liabilities up to an agreed amount.

The foregoing description of the terms of the Third Amendment is not complete and is qualified in its entirety by reference to the full copy of the Third Amendment filed as Exhibit 10.1 to this Current Report on Form 8‑K.

Item 2.03    Creation of a Direct Financial Obligation.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 9.01    Financial Statements & Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1*	Third Amendment to Second Amended and Restated Credit Agreement dated July 26, 2019.
*Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 1, 2019                    LILIS ENERGY, INC.

By: /s/ Joseph C. Daches
Joseph C. Daches
Interim Chief Executive Officer, President, Chief Financial Officer and Treasurer